EXHIBIT 5


FIRM LETTERHEAD


June 30, 2005

Union Dental Holdings, Inc.
1700 University Drive
Suite 200
Coral Springs, FL  33071

        Re: Registration Statement on Form S-8

Dear Dr. Green:

We have acted as counsel to Union Dental Holdings, Inc., a Florida corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to 5 million shares of the Company's common stock, $0.0001 per share ("Common Stock"), which the Company may issue from time to time pursuant to the Union Dental Holdings, Inc. 2005 Equity Compensation Plan (the "Plan").

We have examined such corporate records, documents, instruments and certificates of the Company and have received such representations from Dr. Green and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed, without independent investigation, the genuineness of all signatures and authenticity of all documents, instruments, records and certificates submitted to us as originals.

Based upon such examination and review and upon the representations made to us by Dr. Green, the Company's chief executive officer and director, we are of the opinion that when the Registration Statement becomes effective under the Securities Act and the Shares are issued in accordance with the terms and conditions of the Plan, the Shares will constitute validly issued, fully paid and non-assessable securities of the Company.

The opinion expressed herein is limited to the corporate laws of the State of Florida and we express no opinion as to the effect on the matters covered of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to the firm in the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.


Sincerely,

Pollock & Klein, LLP

/s/ Jeffrey Klein
For the Firm